Exhibit 99.1

Momentive Performance Materials Inc. Reports

Second Quarter 2009 Results

ALBANY, N.Y., August 5, 2009 – Momentive Performance Materials Inc. (“Momentive” or the “Company”) today reported its consolidated results for the fiscal three-month period ended June 28, 2009. Highlights include:

•	Net sales of $490.0 million compared to $737.5 million in the fiscal three-month period ended June 29, 2008, a decrease of 33.6%.

•	Adjusted EBITDA of $63.6 million compared to Adjusted EBITDA of $112.7 million in the fiscal three-month period ended June 29, 2008, a decrease of 43.6%.

•	Operating income of $3.6 million versus operating income of $36.9 million in the fiscal three-month period ended June 29, 2008.

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Net income attributable to Momentive Performance Materials Inc. of $102.8 million compared to net loss of $46.1 million in the fiscal three-month period ended June 29, 2008. Net income attributable to Momentive Performance Materials Inc. in the fiscal three-month period ended June 28, 2009 included a gain on exchange of debt of $178.7 million in connection with the Company’s debt exchange consummated on June 15, 2009.

“Second quarter 2009 results benefited from modest improvements in demand compared to the first quarter and from cost reduction efforts but the recession continued to significantly impact year-over-year comparisons,” said Jonathan Rich, President and CEO. He added, “As we look forward to the second half of the year, sales and EBITDA visibility remains limited.”

For more information, interested parties may participate in Momentive’s Second Quarter 2009 Conference Call on Thursday, August 6, 2009 at 9:00 A.M. EDT:

U.S. Toll-Free:                   866.783.2146

Outside of the U.S.:           +857.350.1605

Participant Passcode:         50492039

Forward-Looking and Cautionary Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our substantial leverage; limitations in operating our business contained in the documents governing our indebtedness, including the restrictive covenants contained therein; uncertainty regarding our ability to reach a definitive amendment and/or waiver with respect to our revolving credit facility (if necessary); an event of default under our senior secured credit facility; and the recent global financial crisis and economic slowdown. For a more detailed discussion of these and other risk factors, see our Form 10-Q for the quarter ended June 28, 2009 and our Form 10-Q for the quarter ended March 29, 2009. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a premier specialty materials company, providing high-technology materials solutions to the silicones, quartz and ceramics markets. The company, as a global leader with worldwide operations, has a robust product portfolio, an enduring tradition of service excellence, and industry-leading research and development capabilities. Momentive Performance Materials Inc. is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.momentive.com.

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Investor Contact

Peter Cholakis

(914) 784-4871

peter.cholakis@momentive.com

Summary Results

The following table sets forth certain historical consolidated financial information, in both dollar and percentages of net sales, for the fiscal three-month periods ended June 28, 2009 and June 29, 2008.

	For fiscal three-month period ended
	June 28, 2009		June 29, 2008
	(dollars in millions)
Net sales	$490.0	100.0%	$737.5	100.0%
Cost of sales, excluding depreciation	334.7	68.3%	515.7	69.9%

Gross profit	155.3	31.7%	221.8	30.1%
Selling, general and administrative expenses	126.5	25.8%	155.3	21.1%
Research and development expenses	15.0	3.1%	20.9	2.8%
Restructuring and other costs	10.2	2.1%	8.7	1.2%

Operating income (loss)	3.6	0.7%	36.9	5.0%
Other income (expenses)
Interest expense, net	(59.5)	(12.1)%	(70.6)	(9.6)%
Other income (expense), net	180.0	36.7%	0.2	—

Income (loss) before income taxes	124.1	25.3%	(33.5)	(4.5)%
Income taxes	21.1	4.3%	12.9	1.7%

Net income (loss)	103.0	21.0%	(46.4)	(6.3)%
Net (income) loss attributable to the noncontrolling interest	(0.2)	—	0.3	—

Net income (loss) attributable to Momentive Performance Materials Inc.	$102.8	21.0%	$(46.1)	(6.3)%

Net Sales by Segment
Silicones	$454.4	92.7%	$669.2	90.7%
Quartz	35.6	7.3%	68.3	9.3%

Total	$490.0	100.0%	$737.5	100.0%

Net Sales. Net sales in the fiscal three-month period ended June 28, 2009 were $490.0 million, compared to $737.5 million for the same period in 2008, a decrease of 33.6%. The decrease was primarily due to a decrease in sales volume of 32.2% and unfavorable exchange rate fluctuations of 5.0%, partially offset by an increase in selling prices.

Net sales for our Silicones segment in the fiscal three-month period ended June 28, 2009 were $454.4 million, compared to $669.2 million for the same period in 2008, a decrease of 32.1%. The decrease was primarily due to the impact of the global recession on sales volume, which declined by 30.7% and unfavorable exchange rate fluctuations of 5.0%, partially offset by an increase in selling prices.

Net sales for our Quartz segment in the fiscal three-month period ended June 28, 2009 were $35.6 million, compared to $68.3 million for the same period in 2008, a decrease of 47.9%. The decrease was primarily a result of weak overall demand for semiconductor related products.

Cost of Sales, excluding depreciation. Cost of sales, excluding depreciation, in the fiscal three-month period ended June 28, 2009 was $334.7 million, compared to $515.7 million for the same period in 2008, a decrease of 35.1%. The decrease was primarily due to lower sales volume and deflation in raw material, energy and transportation costs, partially offset by significantly lower factory capacity utilization. In addition, cost of sales was favorably impacted by changes in foreign currency exchange rates.

Gross Profit. Gross profit in the fiscal three-month period ended June 28, 2009 was $155.3 million, compared to $221.8 million for the same period in 2008, a decrease of 30.0%. The decrease was primarily due to declining sales, offset by the effects described above in cost of sales.

Debt Exchange

As previously announced, on June 15, 2009, we issued $200 million in aggregate principal amount of new 12 1/2% Second-Lien Senior Secured Notes due 2014 (the “Second Lien Notes”) in exchange for approximately $350 million in aggregate principal amount of our outstanding unsecured notes. The Second Lien Notes were recorded at their fair value of $163 million on the date of the exchange. We recognized a gain on the exchange of approximately $178.7 million.

Covenants under our Senior Secured Credit Facility and the Notes

The credit agreement governing our senior secured credit facility and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facility) requires us to maintain a “Senior Secured Leverage Ratio” below a specified level. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facility) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facility) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. On June 28, 2009, we were in compliance with the senior secured leverage ratio covenant, the other covenants under the credit agreement governing the senior secured credit facility and the covenants under the indentures governing the notes. However, if business conditions in the third quarter do not significantly improve compared to the second quarter, we may not comply with our senior secured leverage ratio covenant for the third quarter. We intend to pursue additional cost saving actions, restructuring initiatives or other business or capital structure optimization measures available to us to remain in compliance with this covenant, but there can be no assurance that any such measures will be successful or will be sufficient to maintain compliance with our senior secured leverage ratio. We are presently in discussions with certain lenders under our senior secured credit facility to, among other things, amend and/or waive, if necessary, the senior secured leverage ratio covenant. No definitive agreement with respect to an amendment or waiver has been reached, and there can be no assurance that such agreement will be reached. For additional information, see “Risk Factors—An event of default under our senior secured credit facility may adversely affect our business, results of operations and financial condition” included in Part II, Item 1A of our Form 10-Q for the quarter ended June 28, 2009.

Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facility may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA, which are non-GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) attributable to Momentive Performance Materials Inc. to EBITDA and Adjusted EBITDA for the periods presented:

			Fiscal three-month period ended		Fiscal six-month period ended
			June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
			(dollars in millions)
Net income (loss) attributable to Momentive Performance Materials Inc.			$102.8	(46.1)	6.0	(95.0)
Gain on exchange of debt			(178.7)	—	(178.7)	—
Interest expense, net			59.5	70.6	124.9	137.6
Income taxes			21.1	12.9	0.4	23.4
Depreciation and amortization			46.6	59.4	96.2	115.4

EBITDA			51.3	96.8	48.8	181.4

Net income (loss) attributable to the noncontrolling interest	(a	)	0.2	(0.3)	(0.5)	(0.4)
Restructuring and non-recurring	(b	)	10.2	6.0	21.5	10.2
Cost Savings and Inventory Optimization	(c	)	6.1	20.6	15.9	38.0
Non cash and purchase accounting effects	(d	)	(3.6)	(12.5)	(4.7)	(4.6)
Management fee and other	(e	)	(0.6)	2.1	0.2	4.9

Adjusted EBITDA			$63.6	112.7	81.2	229.5

Total Senior Secured Net Debt			$1,006.8
Senior Secured Leverage Ratio for the twelve-month period ended June 28, 2009			3.90
Adjusted EBITDA for the twelve-month period ended June 28, 2009			$258.4

(a)	Reflects the elimination of minority interests resulting from the Shenzhen joint venture.

(b)	Relates primarily to restructuring and non-recurring one-time costs.

(c)	Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management, including headcount reductions, indirect cost savings, and inventory optimization programs. For the fiscal three-month periods ended June 28, 2009 and June 29, 2008, estimated cost savings includes facility closures and contractor and headcount reductions.

(d)	Non-cash items include the effects of (i) FAS 123 (R) expense, (ii) purchase accounting, (iii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iv) unrealized natural gas derivative gains or losses, and (v) reserve changes and impairment charges. For the fiscal three-month period ended June 28, 2009, non-cash items include: (i) FAS 123 (R) expense of $0.2, (ii) unrealized foreign currency exchange gain of $5.5, and (iii) unrealized gain on natural gas hedges of $0.9, and (iv) realized foreign currency exchange loss of $2.6 due to exchange of debt. For the fiscal three-month period ended June 29, 2008, non-cash items include: FAS 123 (R) expense of $0.3; (ii) unrealized gain of $5.3 on foreign currency forward contracts and unrealized foreign currency exchange gain of $7.5.

(e)	Management Fees and Other include (i) management and other fees to Apollo and affiliates, (ii) transition service agreements with General Electric, and (iii) the exclusion of our unrestricted subsidiary.